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                            AGREEMENT AND PLAN OF MERGER


                                    BY AND AMONG


                               THINK NEW IDEAS, INC.,


                                 INTERWEB, INC.,


                                       AND

                         THE STOCKHOLDERS OF INTERWEB, INC.






                                    JUNE 2, 1998









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                            AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT (the "Agreement") is entered into as of this 2nd day of June, 1998, by and among THINK New Ideas, Inc., a Delaware corporation ("THINK"), Interweb, Inc., a Georgia corporation (the "Company"), the stockholders listed on Schedule A hereto (each individually referred to hereinafter as a "Management Stockholder" and collectively referred to hereinafter as the "Management Stockholders") and the stockholders listed on Schedule B (each individually referred to hereinafter as a "Non-Management Stockholder" and collectively referred to hereinafter as the "Non-Management Stockholders"; each of the Management Stockholders, and the Non-Management Stockholders is referred to herein individually as a "Stockholder" and collectively are referred to herein as the "Stockholders").

                                   WITNESSETH:

      WHEREAS, the authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.01 per share (the "Company Stock");

      WHEREAS, each of the Management Stockholders owns the number of shares of Company Stock set forth opposite his name on Schedule A hereto, representing in the aggregate 86.08 percent of the issued and outstanding shares of capital stock of the Company as of the time of the execution of this Agreement;

      WHEREAS, each of the Non-Management Stockholders owns the number of shares of Company Stock set forth opposite such Non-Management Stockholder's name shown on Schedule B hereto, representing in the aggregate 13.92 percent of the issued and outstanding shares of capital stock of the Company as of the time of the execution of this Agreement;

      WHEREAS, following the execution of this Agreement and prior to the consummation of the Merger, as hereinbelow defined, the Company intends to cancel all outstanding options granted under its Stock Incentive Plan in exchange for cash and shares of Company Stock, with the result that optionees under the Stock Incentive Plan, whose names appear on Schedule C hereto (the "Subsequent Stockholders"), will become shareholders of the Company and participate in the exchange of Company Stock for THINK Stock (hereinafter defined) in the Merger;

      WHEREAS, the Stockholders are the sole stockholders of the Company as of the time of the execution of this Agreement, and as such, each Stockholder desires to sell, assign, transfer and convey to THINK all of each Stockholder's right, title and interest in and to the issued and outstanding shares of Company Stock pursuant to the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, it is the desire of THINK to purchase, obtain and acquire from the Stockholders all of each such individual's right, title and interest in and to all of the issued and outstanding shares Company Stock pursuant to the terms and subject to the conditions set forth in this Agreement;


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      WHEREAS,  the  authorized  capital  stock of THINK  consists of 50,000,000 shares of common stock, par value $.0001 per share (the "THINK Stock"), and 5,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"), of which 7,364,279 shares of THINK Stock were issued and outstanding as of April 16, 1998 and no shares of Preferred Stock are issued and outstanding as of the date hereof;

      WHEREAS, the respective Boards of Directors of THINK and the Company deem it advisable and in the best interests of THINK and the Company and their respective stockholders that the Company merge with and into THINK (the "Merger") pursuant to the terms of the Agreement and the applicable provisions of the laws of the State of Delaware and the State of Georgia;

      WHEREAS, the Stockholders are currently the only stockholders of the Company entitled to vote on the Merger and have unanimously voted in favor of the Merger; and

      WHEREAS, the Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

      NOW, THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                                 TERMS OF MERGER

      1.1 MERGER. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall be merged with and into THINK and the Stockholders shall transfer and convey to THINK all of the Stockholders' right, title and interest in and to all of the issued and outstanding shares of Company Stock. The Stockholders hereby agree, upon the terms and subject to the conditions set forth herein, to transfer and deliver to THINK (for cancellation) certificates, properly endorsed in blank or accompanied by a properly executed stock power, representing all of the issued and outstanding shares of Company Stock.

      1.2 MERGER CONSIDERATION. In consideration of and in exchange for all of the issued and outstanding shares of Company Stock as set forth in Section 1.1 above, THINK shall issue to the Stockholders and Subsequent Stockholders a total of 600,000 shares of THINK Stock (the "Stock Consideration") and pay an aggregate of $200,000 in cash ( the "Cash Consideration"). The Stock Consideration and the Cash Consideration are referred to herein collectively as the "Purchase Price". The Purchase Price shall be allocated among the Stockholders and the Subsequent Stockholders as set forth on Schedule 1.2 hereto.

      1.3 EFFECTIVE TIME OF MERGER. Subject to the terms and conditions of this Agreement, the articles of merger, in substantially the form of Exhibit 1.3(a) (the "Articles of Merger"), required by Section 14-2-1105 of the Georgia Business Corporation Code ( the "GBCC") and the certificate of merger, in substantially the form of Exhibit 1.3(b) (the "Certificate of Merger"), required


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by Section 252 of the Delaware  General  Corporation  Law ( the "DGCL") shall be duly executed and acknowledged by the Constituent Corporations (as hereinafter defined) and thereafter delivered to the Secretaries of the State of Georgia and
the  State  of  Delaware  for  filing   pursuant  to  the  GBCC  and  the  DGCL,
respectively, on the day immediately following the Closing Date (as hereinafter defined). The Merger shall become effective (the "Effective Time") upon the filing of the Articles of Merger with the Secretaries of the State of Georgia and the State of Delaware and THE filing of the Certificate of Merger with the Secretary of the State of Delaware (the "Merger Documents").

      1.4   EFFECTS OF THE MERGER.

            (a) At the Effective Time: (i) the separate existence of the Company shall cease and the Company shall be merged with and into THINK (the Company and THINK are sometimes referred to herein as the "Constituent Corporations" and THINK is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of THINK as in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of THINK as in effect immediately prior to the Effective Time shall continue to be the Bylaws of the Surviving Corporation.

            (b) At and after the Effective Time, the Merger shall have the effects set forth in Section 14-2-1106 of the GBCC and in Section 259 of the DGCL. Without limiting the foregoing, at the Effective Time, THINK as the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in THINK as the Surviving Corporation and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall thenceforth attach to THINK as the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

      1.5 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of THINK immediately prior to the Effective Time shall continue to be the directors and officers of THINK as the Surviving Corporation until their successors shall have been duly elected, appointed and/or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of THINK.

      1.6 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Stock or shares of THINK Stock:



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            (a) THINK STOCK.  Each issued and  outstanding  share of THINK Stock shall continue to be issued and outstanding and shall not be effected by the Merger.

            (b) CONVERSION OF COMPANY STOCK. The shares of Company Stock issued and outstanding as of the Effective Time shall be converted into shares of THINK Stock (and Cash Consideration, if applicable) as set forth in Section 1.2 hereof. All such shares of Company Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of THINK Stock to be issued or paid in consideration therefor upon the surrender of such certificate for exchange to THINK at the Closing (as hereinafter defined).

            (c) CANCELLATION OF COMPANY OPTIONS. Pursuant to Section 12(a) of the Company's Stock Incentive Plan, on the Closing Date, and in any event, at least one day prior to the Effective Date, the Company shall cause all of the outstanding options granted under the Stock Incentive Plan to be canceled in exchange for the payment to the optionees of the cash and issuance of the shares of Company Stock to the optionees as set forth on Schedule 1.6(c) hereto.

      1.7 RESTRICTIONS ON RESALE OF THINK STOCK. The shares of THINK Stock received by the Stockholders pursuant to this Agreement may not be sold, assigned, pledged, hypothecated or transferred, or any interest therein conveyed to any other person, except in accordance with the registration provisions of the federal and state securities laws or applicable exemption therefrom, and the certificates representing such shares shall contain an appropriate legend to that effect.

      1.8 TAX-FREE REORGANIZATION. The parties intend that the Merger qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code. Unless required by a final determination of the Internal Revenue Service (or other governing body having jurisdiction over these matters) or a court of competent jurisdiction, the parties shall not take any position on any subsequently filed tax return inconsistent with this section. Each party hereto represents to each other that there exists no indebtedness between THINK and the Company and that such party is not an investment company as defined in Subsections 368(a)(2)(F)(iii) and (iv) of the Code. The parties hereby agree to comply with the reporting requirements of Treasury Regulation Section 1.368-3.

      In furtherance of the foregoing, THINK hereby represents, warrants and covenants that:

            (a) it has no plan or intention to reacquire any THINK Stock issued to the Stockholders;

            (b) it has no plan or intention to sell or otherwise dispose of any of the assets of the Company, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code; and

            (c) there is no plan or intention by THINK to acquire, directly or through parties related to THINK (within the meaning of Section 1.368-1(c)(1) and (2) of the Treasury Regulations) shares of THINK Stock issued to the Stockholders hereunder such that the continuity of interest requirement set


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forth in Section  1.368-1(e) of the Treasury  Regulations  (the  "Continuity  of
Interest Requirement") would be violated.

            (d) following the Merger, THINK will continue the historic business of the Company or use a significant portion of the Company's historic business assets its business in accordance with Section 1.368-1 of the Treasury Regulations.

      In addition, each of the Company and the Stockholders hereby represents, warrants and covenants that:

            (e) prior to the Merger, the liabilities of the Company were incurred by the Company in the ordinary course of its business;

            (f) the Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

            (g) as of the Effective Date, the fair market value of the assets of the Company equal or exceed the sum of the liabilities of the Company; and

            (h) there is no plan or intention by the Stockholders to sell, exchange or otherwise dispose of shares of THINK Stock received by them hereunder to THINK or persons or parties related to THINK such that the Continuity of Interest Requirement would be violated.

      1.9 REGISTRATION RIGHTS OF STOCKHOLDERS. For a period of one (1) year following the Closing, in the event that THINK proposes to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act") in connection with an underwritten public offering of such securities or the resale of securities owned by Ron Bloom or Adam Curry (the "Principal Stockholders") solely for cash (other than registration on Form S-4, Form S-8 or any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the shares of THINK Stock owned by the Stockholders), THINK shall notify the Stockholders of such registration (the "Piggyback Notice"). Upon the written request of holders of at least twenty-five percent (25%) of the THINK Stock issued at Closing to the Stockholders given within twenty (20) days after receipt of such Piggyback Notice from THINK, THINK shall cause to be included in the registration statement (the "Registration Statement") filed under the Securities Act up to that number of shares of THINK Stock owned by the Stockholders resulting from: (a) dividing the number of shares of THINK Stock owned by the Stockholders by (b) the number of shares of THINK Stock owned by the Principal Stockholders multiplied by (c) the number of shares of THINK Stock being registered for resale by the Principal Stockholders; provided that, with respect to a Registration Statement filed by THINK within four (4) months of the Closing, the amount of shares of THINK Stock issued to the Stockholders hereunder to be included in the Registration Statement shall be limited to fifteen percent (15%) of the number of shares of THINK Stock owned by such Stockholders. Notwithstanding the foregoing, if the registration which THINK gives notice is for a registered public offering involving an underwriting and the underwriter advises THINK in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all of the Stockholders'


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THINK  Stock  from,  or limit the  number of shares of THINK  Stock  held by the
Stockholders to be included in, the registration and underwriting. THINK shall so advise all Stockholders requesting registration, and the number of shares of THINK Stock that are entitled to be included in the Registration Statement shall be allocated among the Stockholders and other persons ("Other Holders") who, by virtue of agreements with THINK other than this Agreement, are entitled to include their securities in such registration, pro rata on the basis of the number of shares of THINK Stock held by the Stockholders requesting registration and the Other Holders; provided, however, that such allocation shall not operate to reduce the aggregate number of shares of THINK Stock held by the Stockholders and the Other Holders to be included in such registration. If any Stockholder or Other Holder does not request inclusion of the maximum number of shares of THINK Stock allocated to him or her pursuant to the above-described procedure, the remaining portion of his or her allocation shall be reallocated among those requesting Stockholders and Other Holders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of THINK Stock held by such Stockholders and such Other Holders, and this procedure shall be repeated until all of the shares of THINK Stock held by such Stockholders and such Other Holders which may be included in the registration on behalf of the Stockholders and the Other Holders have been so allocated. Inclusion of any of a Stockholder's shares of THINK Stock in a Registration Statement pursuant hereto shall be deemed to fulfill THINK's obligations hereunder with respect to such Stockholder.


                                   ARTICLE II
                                     CLOSING

      2.1 DATE AND TIME OF CLOSING. Subject to satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place on June 2, 1998 at 10:00 a.m. (eastern daylight savings time) at the law offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, or at such other place and time thereafter as shall be mutually agreeable to the parties hereto (the "Closing Date").

      2.2 CLOSING DOCUMENTS. Upon fulfillment of the conditions set forth herein, (i) on the Closing Date, each party hereto will execute and deliver to the other parties hereto such other documents and instruments as are contemplated herein, and (ii) on the day immediately following the Closing Date, the parties hereto shall cause the Merger Documents to be filed as contemplated in Section 1.3 hereof.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MANAGEMENT STOCKHOLDERS. The Company and the Management Stockholders, jointly and severally, except as specifically provided herein, represent and warrant to THINK as follows:

            (a) AUTHORIZATION. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of the Company and by each of the Management Stockholders. The Company has taken all necessary corporate action and has all of the necessary corporate power to enter into this


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Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by an officer of the Company on its behalf and assuming that this Agreement is the valid and binding obligation of THINK, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each Management Stockholder severally represents and warrants that he has the ability to consummate the transactions contemplated hereby, that this Agreement has been duly executed and validly delivered by him and that this Agreement is the valid and binding obligation of such Management Stockholder, enforceable against each such Management Stockholder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) ORGANIZATION: SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business as a foreign corporation in each jurisdiction where it owns or leases real property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business, operations, earnings, prospects, assets or condition (financial or otherwise) of the Company ("Material Adverse Effect"). Set forth on Schedule 3.1(b) hereto is a true and correct list of each jurisdiction in which the Company is qualified to do business. The Company does not own any shares of capital stock or other interest in any corporation, partnership, association or other entity.



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            (c) CAPITALIZATION. The number of authorized, issued and outstanding shares of capital stock of the Company as of the date hereof is as set forth above in the recitals to this Agreement. The outstanding shares of Company Stock have been duly authorized, validly issued and are fully paid and non-assessable. Each Management Stockholder hereby severally represents and warrants that he is the sole legal and beneficial owner of the number of shares of Company Stock as set forth in the recitals to this Agreement. Each Management Stockholder hereby severally represents and warrants that the issued and outstanding shares of Company Stock owned by such Management Stockholder are owned free of preemptive rights and free and clear of any and all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. The Company has not issued any shares of capital stock which could give rise to claims for violation of any federal or state securities laws (including any rules or regulations promulgated thereunder) or the securities laws of any other jurisdiction (including any rules or regulations promulgated thereunder). Except as set forth on Schedule 3.1(c), there are no options, warrants, calls, convertible securities or commitments of any kind whatsoever relating to the shares of the Company Stock subject hereto or any of the unissued shares of capital stock of the Company, and there are no voting trusts, voting agreements, stockholder agreements or other agreements or understandings of any kind whatsoever which relate to the voting of the capital stock of the Company.

            (d) FINANCIAL  STATEMENTS.  The Company has heretofore  delivered to
THINK: (i) audited financial statements of the Company as at December 31, 1997 (the "Audited Statements") accompanied by the corresponding relevant opinion and report of the Company's independent auditors as of the same date and for the same period; and (ii) unaudited monthly financial statements of the Company for each month after January 1, 1998 until April 30, 1998 (the "Interim Statements") (all of the foregoing, including the notes thereto, may collectively be referred to hereinafter as the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of the Company as of the respective dates indicated and the results of operations and cash flows of the Company for the respective periods indicated in conformity with generally accepted accounting principles applied on a consistent basis.

            (e) OWNED REAL PROPERTY. The Company does not own nor does it have any interest in, any real property other than the leased real property set forth below.

            (f) LEASED REAL PROPERTY: TENANCIES. Set forth on Schedule 3.1(f) hereto is a true, correct and complete list of all of the leases and subleases (the "Real Property Leases") with respect to real property leased by the Company as lessee and used in the conduct of its business or otherwise (the "Leased Real Property"). Also set forth on Schedule 3.1(f) is a true, correct and complete list of the monthly or annual rental payments due thereunder as of the date hereof and the expiration dates thereof. The Company has delivered to THINK true, correct and complete copies of each of the Real Property Leases. Except as set forth on Schedule 3.1(f), the Company is not required pursuant to the provisions of any of the Real Property Leases (or otherwise) to obtain the consent of any lessor with respect to the Leased Real Property prior to or in connection with consummation of the transactions contemplated hereby. Neither the Company nor, to the Company's or the Management Stockholders' knowledge, any


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third party is in default under any of the Real Property  Leases.  Except as set forth on Schedule 3.1(f), there are no subleases or subtenancies for any part of the Leased Real Property that shall remain in effect after the Closing Date and there is no third party which has any right to purchase, use or otherwise possess all or any part of the Leased Real Property. To the knowledge of the Company and the Management Stockholders, the rent paid by the Company to lease the office space currently occupied by the Company at 1450 West Peachtree Street, N.W., Atlanta, Georgia is commercially reasonable based on the current fair market value of the 14,670 gross square feet of such space.

            (g) TITLE. The Company: (i) holds a valid and enforceable leasehold interest in the Leased Real Property; and (ii) owns good and marketable title to all of the assets and properties reflected on the balance sheet of the Audited Statements and the balance sheet of the Interim Statements or purchased by the Company after the date thereof, except supplies consumed or assets or properties sold in the ordinary course of business subsequent to the date thereof. To the knowledge of the Company and the Management Stockholders, the Leased Real Property is leased free of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except: (A) as stated in the Financial Statements; (B) for liens for taxes or assessments not yet due and payable or which are being contested by the Company in good faith; (C) for minor liens imposed by law for sums not yet due or which are being contested by the Company in good faith; and
(D) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract from the value of the Leased Real Property subject thereto or which do not impair the operations of the Company or affect the present use of the Leased Real Property. There is no condemnation or eminent domain proceeding pending or, to the Company's or the Management Stockholders' knowledge, threatened against the Leased Real Property (or any part thereof). The Company has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of the Leased Real Property (or any part thereof), whether temporarily or permanently, for easements, rights-of-way or other public or quasi-public purposes or for any other purpose whatsoever nor is there any proceeding pending or, to the Company's or the Management Stockholders' knowledge, threatened which could adversely affect the zoning classification relating to such property or its use by the Company as of the date hereof. The assets reflected on the balance sheet of the Financial Statements and those purchased by the Company after the date of the most recent thereof, are owned free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever, except: (A) as stated in the Financial Statements; (B) for liens for taxes or assessments not yet due and payable or which are being contested by the Company in good faith; (C) for minor liens imposed by law for sums not yet due or which are being contested by the Company in good faith; and (D) for imperfections of title, adverse claims, charges, restrictions, limitations, encumbrances, liens or security interests that are minor and which do not detract in any material respect from the value of any of the assets subject thereto or which do not impair the operations of the Company in any material respect or affect the present use of the assets in any material respect. The Company has not made any commitments or received any notice, oral or written, from any public authority or other entity with respect to the taking or use of any of the Company's assets, whether temporarily or permanently, for


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any purpose whatsoever, nor is there any proceeding pending or, to the Company's or the Management Stockholders' knowledge, threatened which could adversely affect any asset owned or used by the Company as of the date hereof.

            (h) CONDITION OF ASSETS. The Real Property Leases and all other documents and agreements pursuant to which the Company has obtained the right to use or occupy any real property, personal property or assets, are valid and enforceable in all respects in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. All licenses, permits and authorizations related to the location or operation of the business of the Company are in good standing and are valid and enforceable in all material respects in accordance with their respective terms. There is not, under any of the foregoing instruments, documents or agreements, any existing default, nor is there any event which, with notice or lapse of time or both, would constitute a default arising through the Company or any third party which could: (i) have a Material Adverse Effect on the Company; or (ii) materially adversely affect its use of the Leased Real Property or the title to its assets. To the Company's and each Management Stockholders' knowledge, the Company is not in violation of and has complied with all applicable zoning, building or other codes, statutes, regulations, ordinances, notices and orders of any governmental authority with respect to the occupancy, use, maintenance, condition, operation and improvement of the Leased Real Property or assets, except where the failure to comply would not have a Material Adverse Effect. The Company's use of any improvements for the purposes for which any of the Leased Real Property or assets are being used as of the date hereof does not violate in any material respect any such code, statute, regulation, ordinance, notice or order. The Company possesses all licenses, certificates of occupancy, permits and authorizations required to be obtained by the Company with respect to the Company's operation and maintenance of the Leased Real Property or assets for all uses for which such property is or assets are operated or used by the Company as of the date hereof, except where the failure to do so would not have a Material Adverse Effect on the Company. All of the Leased Real Property and assets (whether owned or leased by the Company) are in good operating condition and repair, subject to normal wear and use and each such item is usable in a manner consistent with current use by the Company.

            (i)   INTELLECTUAL PROPERTY.

                  (i) Schedule 3.1(i) hereto sets forth a true, correct and complete list (including where applicable, the date of registration and the serial or registration number) of all registered and unregistered trademarks, service marks and trade names (including any applications for the same), trade secrets, registered and unregistered copyrights, and computer programs and software (whether or not protected by patent, copyright or otherwise) which are owned by, licensed by, used in or are material to the business of the Company (the "Intellectual Property") . With respect to each of the foregoing items, there is listed on Schedule 3.1 (i) hereto the following: (A) the extent of the Company's interest therein; (B)


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            each  agreement  and all other  material  documents  evidencing  the
            Company's interest therein; (C) the extent of the interest of any third party therein; and (D) each agreement and all other material documents evidencing the interest of any third party therein.

                  (ii) Except as otherwise  set forth on Schedule  3.1(i) hereto and to the best knowledge of the Company and the Management Stockholders, the Company's right, title or interest in the Intellectual Property is free and clear of adverse claims, liens, mortgages, charges, security interests and encumbrances or other restrictions or limitations of any kind whatsoever.

                  (iii) To the Company's and each Management Stockholder's knowledge, the Company has not committed any acts of unfair competition or directly, indirectly, contributorily or by inducement, infringed upon any patent, trademark, service mark, trade name, copyright, computer program or software, or any other intellectual property, nor has the Company misappropriated any of the foregoing from any other person or entity or received from any other person or entity any notice, charge, claim or other assertion with respect thereto, except in each case where such action could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (iv) The Company has not sent or otherwise communicated to any other person or entity any notice, charge, claim or other assertion of, nor has the Company any knowledge of, any present, impending or threatened infringement upon any of the Intellectual Property by any other person or entity, or misappropriation of any of the foregoing by any other person or entity, or any commission of acts of unfair competition by any other person or entity.

            (j) ACCOUNTS RECEIVABLE. Schedule 3.1(j) hereto sets forth a true, correct and complete list of the Company's accounts receivable (the "Accounts Receivable") as of March 31, 1998. Such schedule accurately, correctly and completely reflects the Accounts Receivable as of such date. The Accounts Receivable are valid, arose out of bona fide transactions in the ordinary course of business, and are the valid and binding obligations of and are enforceable against the respective account debtors thereunder, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect. There is no contest, claim or right of set-off contained in any written agreement with any account debtor relating to the amount or validity of any Account Receivable.

            (k) ACCOUNTS PAYABLE. Schedule 3.1(k) hereto sets forth a true, correct and complete list of the Company's accounts payable (the "Accounts Payable") as of March 31, 1998. Such schedule accurately, correctly and completely reflects the aggregate amount of Accounts Payable as of such date. Prior to the Closing Date, all outstanding Accounts Payable will have been paid by the Company in a manner consistent with past practice.

            (l) ABSENCE OF UNDISCLOSED LIABILITIES. Other than as set forth on the Financial Statements, the Company has not had nor does it have any indebtedness, loss or liability of any nature whatsoever (other than as incurred


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in the ordinary course of business),  whether accrued,  absolute,  contingent or otherwise and whether due or become due, which is material to the Company's business or the Assets, or the operations, prospects, earnings or condition (financial or otherwise) of the Company.

            (m)  ABSENCE  OF CERTAIN  CHANGES OR EVENTS.  Except as set forth on
Schedule 3.1(m) and except as expressly set forth in this Agreement, the Company has not, since December 31, 1997:

                  (i) issued,  sold,  granted or  contracted  to issue,  sell or grant any of its stock, notes, bonds, other securities or any option to purchase any of the same;

                  (ii)  amended its articles of organization or bylaws;

                  (iii) made any capital  expenditures  or  commitments  for the acquisition or construction of any property, plant or equipment other than in the ordinary course of business of the Company;

                  (iv)  entered  into  any  material   transaction  in  any  way
            inconsistent with the past practices of its business or conducted its business in any manner inconsistent with its past practices;

                  (v) incurred any damage,  destruction or any other loss to any of its property or assets in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) whether or not covered by insurance;

                  (vi) suffered any loss in an aggregate  amount exceeding Fifty
            Thousand Dollars ($50,000) and, neither the Company nor the Management Stockholders has become aware of any intention on the part of any client, dealer or supplier to discontinue its current relationship with the Company, the loss or discontinuance of which, alone or in the aggregate, could have a Material Adverse Effect on the Company;

                  (vii) modified, amended or altered any contractual arrangement with any client, dealer or supplier, the modification, amendment or alteration of which, alone or in the aggregate, could have a Material Adverse Effect on the Company;

                  (viii) incurred any material liability or obligation (absolute or contingent) or made any material expenditure other than in the ordinary course of business of the Company;

                  (ix) experienced any material adverse change in the Company's business or the Assets, or the operations, earnings, prospects or condition (financial or otherwise) of the Company or experienced or have knowledge of any event which could have a Material Adverse Effect on the Company;



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                  (x) declared, set aside (other than Subchapter S distributions to the Stockholders that have been set aside in accordance with this Agreement) or paid any dividend or other distribution in respect of the capital stock of the Company;

                  (xi) redeemed,  repurchased,  or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement with respect to any of the foregoing;

                  (xii) granted, conveyed, transferred, assigned or made any sale of Accounts Receivable or any accrual of liabilities outside of the ordinary course of its business;

                  (xiii)      granted,  conveyed,  transferred,   assigned  or
            made  any  sale  of any  material  interest  in  the  Intellectual
            Property;

                  (xiv) purchased, disposed of or contracted to purchase or dispose of, or granted or received an option or any other right to purchase or sell, any of its property or assets, except in the ordinary course of business;

                  (xv) increased the rate of  compensation  payable or to become payable to the officers or employees of the Company, or increased the amounts paid or payable to such officers or employees under any bonus, insurance, pension or other benefit plan, or made any arrangements therefor with or for any of said officers or employees except for increases consistent with the Company's ordinary course of business or increases resulting from the application of existing formulas under existing plans, agreements or policies relating to employee compensation:

                  (xvi) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of its employees, except as otherwise required or permitted herein; or

                  (xvii) changed any material accounting principle, procedure or practice followed by the Company or changed the method of applying such principle, procedure or practice.

            (n) AGREEMENTS. Set forth on Schedule 3.1(n) hereto is a true, correct and complete list of all contracts and agreements material to the business or operations of the Company, including without limitation, those to which the Company is a party and those by which any of its property or assets are bound ("Material Agreements"). Copies of all such contracts and agreements have heretofore been delivered or made available by the Company to THINK. Other than as set forth on Schedule 3.1(n) and 3.1(f), there is no contract or agreement to which the Company or any Management Stockholder is a party or which affects the assets, liabilities or outstanding securities of the Company, which is material to the business, assets or operations of the Company. None of the


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foregoing agreements limits the freedom of the Company to compete in any line of business or with any person or other entity in any geographic region within or outside of the United States of America.

            Neither the Company, the Management Stockholders (each severally and not jointly), nor any third party is in material default and no event has occurred which, with notice or lapse of time or both, could reasonably be expected to cause or become a material default by the Company, the Management Stockholders or any third party, under any Material Agreement. Each Material Agreement is enforceable in accordance with its terms, against all other parties thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (o) NON-CONTRAVENTION; CONSENTS. Except as set forth on Schedule 3.1(o), neither the execution and delivery of this Agreement by the Company and each of the Management Stockholders, nor consummation of the transactions contemplated hereby, does or will: (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) violate or, with the passage of time, result in the violation of any provision of, or result in the acceleration of or entitle any party to accelerate any obligation under, or result in the creation an imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property or assets, which are material to the business or operations of the Company, pursuant to any provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which the Company is a party or by which it or any of such property or assets are bound, the effect of which violation, acceleration, creation or imposition could have a Material Adverse Effect on the Company; (iii) violate or conflict with any other restriction of any kind whatsoever to which the Company or any Management
Stockholder is subject or by which any of their properties or assets may be bound, the effect of any of which violation or conflict could have a Material Adverse Effect on the Company; or (iv) constitute an event permitting termination by a third party of any agreement to which the Company or any Management Stockholder is a party or is subject, which termination could have a Material Adverse Effect on the Company. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required in connection with the execution, delivery and performance by the Company and the Management Stockholders of the terms of this Agreement and consummation of the transactions contemplated hereby.

            (p) EMPLOYEE BENEFIT PLANS. Schedule 3.1(p) hereto sets forth a true, correct and complete list of all "employee benefit plans" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans") covering the employees of the Company (the "Employees"). Each Benefit Plan is in compliance in all material respects with all applicable provisions of law, including ERISA and the Code. There are no pending or, to the Company's or the Management Stockholders' knowledge, threatened claims against any Benefit Plan (except for claims for benefits payable in the normal operation of the Benefit Plans) that could give rise to


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any material liability to the Company. All reports, notices and returns required to be filed with any governmental agency or provided to any person or entity with respect to the Benefit Plans have been timely filed. The Company has never had and does not now have any Benefit Plan that is an employee pension plan (as defined in Section 3(2) of ERISA) nor does the Company contribute to any multiemployer pension or multiemployer welfare benefit plan (within the meaning of Section 3(37) of ERISA).

            (q) LABOR RELATIONS. There are no agreements with or pending petitions for recognition of any labor union or association as the exclusive bargaining agent for any or all of the employees of the Company and no such petition has been pending at any time during the two years prior to the date hereof. To the Company's or the Management Stockholders' knowledge, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company as its exclusive bargaining agent at any time during the two years prior to the date hereof. There are no labor strikes, work stoppages or other labor disputes now pending or to the knowledge of the Company and the Management Stockholders, threatened against the Company, nor has there been any such labor strike, work stoppage or other labor dispute or grievance at any time during the two years prior to the date hereof. Neither the Company nor the Management Stockholders has any knowledge that any executive, key employee or any group of employees of the Company has any plans to terminate his/her employment with the Company.

            (r) INSURANCE. Schedule 3.1(r) hereto sets forth a true, correct and complete list of all insurance policies or binders of insurance or programs of self-insurance which relate to the business of the Company as of the date hereof. The coverage under each such policy and binder is in full force and effect. Neither the Company nor the Management Stockholders have knowledge of nor has the Company or the Management Stockholders received any notice of cancellation, termination, nonrenewal or disallowance of any claim thereunder or with respect thereto. Neither the Company nor the Management Stockholders have knowledge of any claim against the Company relating to its business, assets, properties or operations which could increase the insurance premiums payable by the Company under such policy or binder in excess of normal increases consistent with industry practices.

            (s) TAX MATTERS. The Company is not a member of an affiliated group, within the meaning of Section 1504 of the Code (an "Affiliated Group"). The Company has filed when due and will file if and when due prior to the Closing Date (after giving effect to any extensions granted by the requisite legal or regulatory authority) all returns, reports, elections, estimates, declarations, schedules, forms and other documents ("Tax Returns") relating to taxes required to be filed by the Code or by any applicable federal, state, county, municipal, local, foreign or other laws, including, without limitation, consolidated, combined or unitary returns, for any taxable period ending prior to or on the Closing Date (the "Pre-Closing Tax Period"). The taxable year of the Company for federal and state income and business tax purposes currently ends on December 31 of each year. All taxes shown on any Tax Return required to be filed with respect to the Company for any Pre-Closing Tax Period have been, or will have been, paid or accrued prior to the Closing. The Company has heretofore delivered to THINK all Tax Returns filed on its behalf for the fiscal years ended December 31, 1994, 1995, 1996 and 1997. The Company has fully accrued on its books all taxes (other than income taxes) for any periods which are not yet due. No tax liens have been filed, and no material claims have been or are being asserted or, to the Company's or the Management Stockholders' knowledge, threatened against the Company with respect to any taxes. No Tax Returns of the Company


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have  been  audited  in the past  four (4)  years by any  taxing  authority,  no deficiencies or claims have been proposed, assessed or claimed (including interest and penalties) against the Company which have not been paid or accrued, and the Company has not waived or extended any statute of limitations with respect to the assessment of any taxes, which waiver or extension has not yet expired by its terms. There are no suits, actions, proceedings, claims or investigations now pending against the Company with respect to any taxes. The Company has withheld or collected from each payment made to each of its employees, consultants, contractors and other payees the amount of all taxes (including, but not limited to, federal income taxes, state and local income and wage taxes, payroll taxes, workers' compensation and unemployment taxes) required to be withheld or collected therefrom for all Pre-Closing Tax Periods and the Company has timely paid or accrued and reported the same in respect of its employees, consultants, contractors and other payees to the proper tax receiving offices. The Company does not have any material liability for any taxes of any nature whatsoever other than as shown on the Financial Statements (except for liabilities for taxes accruing after the date of such balance sheet in the ordinary course of business) and neither the Management Stockholders nor the Company is aware of any basis for any additional liabilities for taxes for any Pre-Closing Tax Period. The reserve for accrued but unpaid taxes for the period ending December 31, 1997 includes adequate provision for all taxes which have been assessed or which will be due and payable by the Company for all Pre-Closing Tax Periods. The Company does not file any state or local tax returns on a unitary or combined basis with any other member of an Affiliated Group.

            The term "taxes" or "tax" as used in this section or referred to elsewhere in this Agreement shall mean all taxes, charges, fees, levies, penalties, or other assessments, including without limitation, income, capital gain, profit, gross receipts, ad valorem, excise, property, payroll, withholding, employment, severance, social security, workers' compensation, occupation, premium, customs duties, windfall profits, sales, use, and franchise taxes, imposed by the United States, or any state, county, local or foreign government or any subdivision or agency thereof, and including any interest, penalties. or additions attributable thereto.

            (t) COMPLIANCE  WITH  APPLICABLE LAW. The Company has been and is in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations applicable to the business, except where the failure to comply with which would not (i) Materially Adversely Effect the Company or (ii) subject any officer or director of the Company to civil or criminal penalties or imprisonment. The Company has complied with the rules and regulations of all governmental agencies having authority over its business or its operations, including without limitation, agencies concerned with intrastate and interstate commerce, occupational safety and employment practices, except where the failure to comply would not have a Material Adverse Effect on the Company. Neither the Company nor Management Stockholders have any knowledge of or received any notice of violation of any such rule or regulation during the four (4) years prior to the date hereof which could result in any liability of the Company for penalties or damages or which could subject the Company to any injunction or government writ, order or decree. To the Company's or the


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Management  Stockholders'  knowledge,  there are no facts,  events or conditions that could interfere with, prevent continued compliance with or give rise to any liability under any foreign, federal, state or local governmental laws,
statutes,   ordinances  or  regulations  applicable  to  the  business,  assets, operations, earnings, prospects or condition (financial or otherwise) of the Company, except where such interference, noncompliance or liability would not have a Material Adverse Effect on the Company.

            (u) LITIGATION. Except as set forth on Schedule 3.1(u) hereto, there is no action, suit, proceeding or investigation pending or, to the Company's or the Management Stockholders' knowledge, threatened, which could restrict the Company or the Management Stockholders' ability to perform his respective obligations hereunder or could have a Material Adverse Effect on the Company. Neither the Company nor any of the Management Stockholders are in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a Material Adverse Effect on the Company.

            (v) PERMITS.  The Company  holds all permits,  licenses,  orders and approvals of all federal, state or local governmental or regulatory authorities, agencies or bodies required for the conduct and operation of the Company's business as currently conducted, except where the failure to do so would not have a Material Adverse Effect on the Company. All such permits, licenses, orders, and approvals are in full force and effect and, to the knowledge of the Company and the Management Stockholders, no suspension, termination or revocation of any of the foregoing is threatened. None of such permits, licenses, orders or approvals will be materially adversely affected by consummation of the transactions contemplated by this Agreement. The Company has no knowledge of nor has it received any notice of violation of any of such rules or regulations during the four (4) years prior to the date hereof which would result in any liability of the Company for penalties or damages or which would subject the Company to any injunction or governmental writ, order or decree.

            (w) UNLAWFUL PAYMENTS. Neither the Company, the Management Stockholders, nor any officer, director, employee, agent or representative of the Company (other than the Management Stockholders acting in their respective capacities as any of the foregoing) has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

            (x) WARRANTIES. Except as required or implied by federal or state law or as otherwise disclosed on Schedule 3.1(x) hereto, the Company has not made, extended or otherwise represented that it would provide any express warranty with respect to the products or services sold, distributed or leased to its clients or customers.

            (y) OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 3.1(y) hereto sets forth a true, correct and complete list of all of the officers, directors and employees of the Company as of the date hereof, including their respective


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names,  titles and  salaries.  The Company has also provided  true,  correct and complete copies of any employment agreements between the Company and any of the foregoing officers, directors and employees of the Company in effect as of the date hereof.

            (z) LOANS TO OR FROM AFFILIATES. Except as set forth on Schedule 3.1(z) hereto, there exist no outstanding loans by the Company to any current or former officer, director, employee, consultant or stockholder of the Company or any affiliate of any of the foregoing. There are no outstanding loans to the Company by any current or former officer, director, employee, consultant or stockholder of the Company.

            (aa)  BOOKS AND RECORDS.

                  (i) The books of account  and other  financial  records of the
            Company are complete and correct in all material respects and have been maintained in accordance with good business practices.

                  (ii) All material  corporate  action of the Company's board of directors (including any committees) and stockholders of the Company since the date of the Company's incorporation has been authorized, approved and/or ratified in the minute books of the Company.

            (bb) BANK ACCOUNTS. Set forth on Schedule 3.1(bb) is a true, correct and complete list of the names of each bank, savings and loan, or other financial institution, at which the Company maintains any account (including any cash contribution or similar accounts) and the names of all persons authorized to draw thereon or who have access thereto. Schedule 3.1 (bb) includes a true, correct and complete list of each credit or loan facility or guaranty established and/or maintained by or on behalf of the Company, including the amounts available to the Company under each such facility, the outstanding principal balance thereunder as of the date hereof, the interest rate applicable thereto and the maturity date thereof.

            (cc) SOLVENCY OF THE COMPANY. Since its formation and through the Closing Date, the Company has been and will be solvent. "Solvent" shall mean, for purposes of application of this provision, that: (i) the fair salable value of the Company's property is in excess of the total amount of its debts; and
(ii) the Company is able to pay its debts as they mature.

            (dd) INVESTMENT PURPOSE. Each Management Stockholder represents that each such Management Stockholder is acquiring and will acquire, as the case may be, the shares of THINK Stock issuable to him pursuant hereto solely for his own account for investment purposes only and not with a view toward resale or distribution thereof other than pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act. Each Management Stockholder, other than Gibson W. Fenning, represents that he is an "accredited investor" as such term is defined pursuant to Rule 501(a) of Regulation D promulgated under the Securities Act. Each Management Stockholder understands that such shares of THINK Stock will be issued in


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reliance upon an exemption from the registration  requirements of the Securities
Act and that subsequent sale or transfer of such securities is prohibited absent registration or exemption from the provisions of the Securities Act. Each Management Stockholder hereby agrees, severally and not jointly, that he will not sell, assign, transfer, pledge or otherwise convey any of the shares of the THINK Stock issuable to him pursuant hereto, except in compliance with the
provisions  of  the  Securities   Act  and  in  accordance   with  any  transfer
restrictions or similar terms set forth on the certificates representing such securities or otherwise set forth herein.

            (ee) AGREEMENTS WITH AFFILIATES. Except as set forth on Schedule 3.1(ee) hereto, the Company is not a party to any instrument, license, lease or other agreement, written or oral, with any officer, director or Stockholder of the Company.

            (ff) ACCURACY OF INFORMATION FURNISHED. The Company and the Management Stockholders (severally and not jointly with respect to those statements, representations and warranties made severally and not jointly by such Management Stockholders) represent that no statement by the Company or the Management Stockholders set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of the Company or the Management Stockholders pursuant hereto or in connection with the consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omits, omitted or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

      3.2 REPRESENTATIONS AND WARRANTIES OF NON-MANAGEMENT STOCKHOLDERS. Each Non-Management Stockholder represents and warrants to THINK, severally and not jointly, as follows:

            (a) AUTHORIZATION. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the Non-Management Stockholder. Each Non-Management Stockholder represents and warrants that he or she has the ability to consummate the transactions contemplated hereby, that this Agreement has been duly executed and validly delivered by him or her and that this Agreement is the valid and binding obligation of such Non-Management Stockholder, enforceable against such Non-Management Stockholder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) TITLE TO SHARES. Each Non-Management Stockholder hereby represents and warrants that he or she is the sole legal and beneficial owner of the shares of the Company Stock as set forth in the recitals to this Agreement. Each Non-Management Stockholder hereby represents and warrants that the issued


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and outstanding shares of Company Stock owned by such Non-Management Stockholder are owned free of preemptive rights and free and clear of any and all adverse claims, liens, mortgages, charges, security interest, encumbrances and other restrictions or limitations of any kind whatsoever.

            (c) NON-CONTRAVENTIONS; CONSENTS. Neither the execution and delivery of this Agreement by the Non-Management Stockholder or consummation of the transactions contemplated hereby, does or will; (i) violate or conflict with any restriction of any kind whatsoever to which the Non-Management Stockholder is subject or by which any of his or her properties or assets may be bound, the effect of any of which violation or conflict could have a Material Adverse Effect on the Company, or (ii) constitute an event permitting termination by a third party of any Agreement to which the Non-Management Stockholder is a party or is subject, which termination could have a Material Adverse Effect on the Company. No consent, authorization, order, or approval of, or filing or registration with, any governmental commission, board, or other regulatory body is required in connection with the execution, delivery, and performance by the Non-Management Stockholder of the terms of this Agreement and the consummation by the Non-Management Stockholder of the transactions contemplated hereby.

            (d) LITIGATION. There is no action, suit, preceding, or investigation pending, or, to the Non-Management Stockholder's knowledge, threatened, which could restrict the Non-Management Stockholder's ability to perform his or her respective obligations hereunder, or could have a Material Adverse Effect on the Company.

            (e) INVESTMENT PURPOSE. Each Non-Management Stockholder represents that each Non-Management Stockholder is acquiring and will acquire, as the case may be, the shares of THINK Stock issuable to him or her pursuant hereto solely for his or her own account for investment purposes only and not with a view toward resale or distribution thereof other than pursuant to an effective registration statement or applicable exemption from the registration requirements of the Securities Act. Each Non-Management Stockholder understands that shares of THINK Stock will be issued in reliance upon an exemption from the registration requirements of the Securities Act and that subsequent sale or transfer of such securities is prohibited absent registration or exemption from the provisions from the Securities Act. Each Non-Management Stockholder hereby agrees that he or she will not sell, assign, transfer, pledge or otherwise convey any of the shares of the THINK Stock issuable to him or her pursuant hereto, except in compliance with the provisions of the Securities Act and in accordance with any transfer restrictions or similar terms set forth on the certificates representing such securities or otherwise set forth herein.

      3.3 REPRESENTATIONS AND WARRANTIES OF THINK. THINK represents and warrants to the Company and the Stockholders as follows:

            (a) AUTHORIZATION. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the board of directors of THINK. THINK has taken all necessary corporate action and has all of the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the officers of THINK on behalf of THINK and, assuming that this


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Agreement  is  the  valid  and  binding   obligation  of  the  Company  and  the
Stockholders, is the valid and binding obligation of THINK, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, or by legal or equitable principles, relating to or limiting creditors' rights generally and except that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) ORGANIZATION. THINK is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. THINK has the corporate power and authority to own and lease its properties and assets, and to carry on its business as it is now being conducted. THINK is duly qualified to do business as a foreign corporation in each jurisdiction where it owns or leases real property or conducts business, except where the failure to be so qualified would not have a Material Adverse Effect on THINK.

            (c) CAPITALIZATION. The number of authorized, issued and outstanding shares of capital stock of THINK as of the date hereof is as set forth above in the recitals to this Agreement. The outstanding shares of THINK Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the number of shares of capital stock that THINK is currently authorized to issue is adequate to permit THINK to fulfill its obligations hereunder with respect to issuance of the shares of THINK Stock to the Stockholders pursuant hereto. The shares of THINK Stock issuable to the Stockholders pursuant to Section 1.2, when issued, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. THINK has not issued any shares of capital stock which could give rise to claims for violation of any federal or state securities laws (including any rules or regulations promulgated thereunder) or the securities laws of any other jurisdiction (including any rules or regulations promulgated thereunder). As of the date hereof, there are no options, warrants, calls, convertible securities or commitments of any kind whatsoever relating to the shares of THINK Stock subject hereto.

            (d) NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, does or will: (i) violate or conflict with any provision of the certificate of incorporation or bylaws of THINK; (ii) violate or conflict with any material provision of any mortgage, lien, lease, agreement, permit, indenture, license, instrument, law, order, arbitration award, judgment or decree to which THINK is a party or by which it or the property or assets which are material to its business or operation are bound, the effect of any of which violation would have a Material Adverse Effect on THINK; (iii) violate or conflict with any other restriction to which THINK is subject or by which any of the property or assets which are material to the business or operation of THINK may be bound, the effect of any of which violation or conflict would have a Material Adverse
Effect on THINK; or (iv) constitute an event permitting termination of any agreement to which THINK is subject by any other party thereto, if in any such circumstance such termination could have a Material Adverse Effect on THINK. Other than as provided herein with respect to the filing of the Merger Documents, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body


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is required in connection  with the execution,  delivery and  performance of the terms of this Agreement by THINK and consummation by THINK of any of the transactions contemplated hereby.

            (e) LITIGATION. There is no action, suit, proceeding or investigation pending against or related to THINK, nor, to the best knowledge of THINK, has THINK been threatened with any such action, suit, proceeding or investigation, which would restrict the ability of either to perform its respective obligations hereunder or which would have a Material Adverse Effect on THINK. THINK is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency, authority, body, board, bureau, commission, department or instrumentality which could have a Material Adverse Effect on THINK.

            (f) ACCURACY OF INFORMATION FURNISHED. No statement by THINK set forth herein or in the exhibits or the schedules hereto, and no statement set forth in any certificate or other instrument or document required to be delivered by or on behalf of THINK pursuant hereto or in connection with consummation of the transactions contemplated hereby, contained, contains or will contain any untrue statement of a material fact, or omitted, omits or will omit to state any material fact which is necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            (g)  COMPLIANCE  WITH  APPLICABLE  LAW.  THINK  has  been  and is in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules and regulations (including without limitation the Securities Act and the Securities Exchange Act of 1934, as amended) as of the date hereof, the failure to comply with which could materially adversely affect the business, assets, operations, earnings, prospects or condition (financial or otherwise) of THINK or which would subject any officer or director of THINK to civil or criminal penalties or imprisonment. THINK has complied with the rules and regulations of all governmental agencies having authority over its business or its operations, including without limitation, agencies concerned with intrastate and interstate commerce, occupational safety, environmental protection and employment practices, except where the failure to comply would not have a Material Adverse Effect on THINK. THINK has no knowledge of and has not received any notice of violation of any such rule or regulation during the two years prior to the date hereof which could result in any liability of THINK for penalties or damages or which could subject it to any injunction or government writ, order or decree. To the best knowledge of THINK, there are no facts, events or conditions that could interfere with, prevent continued compliance with or give rise to any liability under any foreign, federal, state or local governmental laws, statutes, ordinances or regulations applicable to the business, assets, operations, earnings, prospects or condition (financial or otherwise) of THINK, except where the failure to do so would not have a Material Adverse Effect on THINK.

            (i) NO MATERIAL  ADVERSE CHANGE.  No material  adverse change in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of THINK has occurred since December 31, 1997.

            (j) EMPLOYEE BENEFIT PLANS. Schedule 3.3(j) hereto sets forth a true, correct and complete list of all of THINK's Benefit Plans (the "THINK Benefit Plans") covering the employees of the THINK (the "THINK Employees"). Each THINK Benefit Plan is in compliance in all material respects with all


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applicable provisions of law, including ERISA and the Code. There are no pending or, to THINK's knowledge, threatened claims against any THINK Benefit Plan (except for claims for benefits payable in the normal operation of the THINK Benefit Plans) that could give rise to any material liability to the THINK. All material reports, notices and returns required to be filed with any governmental agency or provided to any person or entity with respect to the THINK Benefit Plans have been timely filed. THINK has never had and does not now have any THINK Benefit Plan that is an employee pension plan (as defined in Section 3(2)
of  ERISA)  nor  does  THINK   contribute  to  any   multiemployer   pension  or
multiemployer welfare benefit plan (within the meaning of Section 3(37) of ERISA).

            (k) NASDAQ NATIONAL MARKET LISTING. The THINK Stock is duly listed on the Nasdaq National Market and no inquiry or proceeding has been initiated or, to THINK's best knowledge, threatened for the purpose of causing such listing to be terminated or restricted.

      3.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Sections 3.1, 3.2 and 3.3 hereof shall survive until the close of business on the first anniversary of the Closing Date, PROVIDED THAT, notice or demand with respect to any alleged breach thereof is given as required pursuant to Article VI hereof; and FURTHER PROVIDED THAT, with respect to claims for damages arising out of any misrepresentation or breach of warranty made by the Company and the Management Stockholders relating to taxes, notice shall have been given on or before the close of business on the sixtieth (60th) day following the later to occur of: (i) the expiration date of the statute of limitations applicable to any indemnified federal, state or local tax liability; and (ii) the final determination of any such tax liability, including the final administrative and/or judicial determination thereof.




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                                   ARTICLE IV
                                    COVENANTS

      4.1 COVENANTS OF THINK.

            (a) OPTION PLAN PARTICIPATION. As soon as practicable subsequent to the Closing, the board of directors of THINK (the "Board") or other administrator under THINK's stock option plans shall (i) ratify a list mutually agreed to by the Management Stockholders and THINK of the employees (excluding the Management Stockholders) of Consolidated THINK Atlanta (as hereinafter defined) who shall be granted options to acquire in the aggregate 150,000 shares of THINK Stock ("Employee Options"), and (ii) ratify the list provided to THINK in Schedule 4.1(a) attached hereto of the Management Stockholders who shall be granted options to acquire in the aggregate 250,000 shares of THINK Stock ("Management Options"), all of such options to be issued under a stock option plan to be adopted by the Board within ninety (90) days following the Closing. Upon ratification by the Board (or such other administrator), such options shall be exercisable over not longer than a four (4) year period and shall contain terms comparable to the options granted to similarly situated employees of THINK under THINK's current stock option plan; PROVIDED, HOWEVER, that (i) the list of Employee Options ratified by the Board shall reflect a fair and equitable distribution of such Employee Options among all employees of Consolidated THINK Atlanta (excluding the Management Stockholders); and (ii) the Board (or such other administrator) shall provide that the date of exercisability of the Management Options will be accelerated as follows and in the manner set forth on
Schedule 4.1(a) hereto: (A) one-third shall become exercisable upon the achievement by Consolidated THINK Atlanta of $5 million in Consolidated Revenue (as hereinafter defined) during the 24 month period commencing July 1, 1998 and ending June 30, 2000, (B) one-third shall vest upon the achievement by Consolidated THINK Atlanta of $10 million in Consolidated Revenue during the 24-month period commencing July 1, 1998, and ending June 30, 2000, and (C) one-third shall become exercisable upon the achievement by Consolidated THINK Atlanta of $14 million in Consolidated Revenue during the 24 month period commencing July 1, 1998 and ending June 30, 2000.

            For purposes hereof, "Consolidated THINK Atlanta" means the business and operations of the Company following the Closing which will be operating for THINK internal accounting purposes as a separate division of THINK, including the current operations of THINK's existing Atlanta office ("THINK Atlanta") which will be consolidated with the Company's operations as of the Closing Date. For purposes hereof, Consolidated Revenue means all revenues generated by Consolidated THINK Atlanta, including all revenues derived from Application Licensing Revenue (as hereinafter defined). For purposes hereof, "Application Licensing Revenue" means all revenue and income derived from selling, licensing, or servicing software applications developed by Consolidated THINK Atlanta, including without limitation all software applications developed by Consolidated THINK Atlanta using the Company's Net3 technology or any derivation thereof
(collectively "Company Developed Applications"). Consolidated Revenue shall include (i) one hundred percent (100%) of all revenue and income derived from sales, licensing, and servicing by Consolidated THINK Atlanta, (ii) seventy-five


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percent  (75%) of all  revenue  derived  from the sale or  licensing  of Company
Developed Applications by THINK or any of its divisions other than Consolidated THINK Atlanta, and (iii) twenty-five percent (25%) of all revenue derived from sales and licensing by Consolidated THINK Atlanta of software applications developed by THINK or any of its divisions other than Consolidated THINK Atlanta.

            (b) PARTICIPATION IN OPERATIONS. Subsequent to the Closing, two of the Stockholders shall be entitled to participate as members on THINK's internal operating committee, it being expressly understood that William P.H. duPont shall initially be one of the participants. In addition, upon Closing: (i) William P.H. duPont will be named Managing Director of the Atlanta office of THINK ("THINK Atlanta"), having responsibilities for the operations of THINK in the southeast region of the United States; (ii) W. Nicholas Owen will be named Director of Operations of THINK Atlanta; (iii) Paul S. Goggin will be named Director of Technology of THINK Atlanta; (iv) Daniel D. Davenport III will be named the Director of Business Development for THINK Atlanta; and (v) Gibson W. Fenning will be named Chief Creative Officer for THINK Atlanta. The foregoing individuals will be responsible for the day to day operations of the southeast region of the United States as determined by THINK based upon the corporate and business guidelines established by THINK.

            (c) OPERATIONS POST-CLOSING. THINK shall relocate its existing facilities in Atlanta into the offices currently leased by the Company at 1450 West Peachtree Street, N.W., Atlanta, Georgia; PROVIDED that the rent paid by the Company to lease such offices is commercially reasonable based on the current fair market value of the 14,670 gross square feet of such space.

            (d) RULE 144 REPORTING. To the extent that subsequent to the Closing a Stockholder desires to sell pursuant to Rule 144 under the Securities Act
("Rule 144") shares of THINK Stock received by such Stockholder hereunder, but is unable to do so solely as a result of action or inaction by THINK and such inability continues for a period of thirty (30) days after THINK receives notice thereof from the Stockholder, THINK agrees to use its best efforts to file a registration statement at its sole cost and expense on an appropriate form relating to the sale by the Stockholder of that amount of shares of THINK Stock that such Stockholder would otherwise be able to sell pursuant to Rule 144 but for the action or inaction of THINK, and to keep such registration effective for a reasonable period of time; provided that, THINK shall have no obligation to file such a registration statement if the Stockholder's inability to rely on Rule 144 is in any way the result of such Stockholder's action or inaction..

            (e) RELEASE OF STOCKHOLDER GUARANTEES. To the extent that the subject debt does not exceed $20,000 in the aggregate, THINK agrees that it will use its best efforts to have the Management Stockholders (and their spouses if applicable) released from any obligations of the Company for which they are personally liable as disclosed on Schedule 4.1(e) within thirty (30) days following the Closing. If THINK is unable to secure a release within the stated time period, then THINK shall pay in full the applicable obligation to the extent such obligations do not exceed $20,000 in the aggregate.

      4.2 GOVERNMENTAL FILINGS AND CONSENTS. The Company, the Stockholders and THINK shall cooperate with one another in filing any necessary applications, reports or other documents with any federal or state agencies, authorities or


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bodies  having  jurisdiction  with respect to the business of the Company or the transactions contemplated by this Agreement, and in seeking any necessary approval, consultation or prompt favorable action of, with or by any of such agencies, authorities or bodies.

      4.3 PUBLICITY. The Company, the Stockholders and THINK will consult with each other party hereto prior to making, releasing or otherwise disseminating any public announcements with respect to the transactions contemplated by this Agreement. Any public announcements permitted hereunder shall be made only at such time and in such manner as the Company and the Stockholders (collectively acting as one) and THINK shall mutually agree, except that any party hereto shall be free to make such public announcements as it shall reasonably deem necessary to comply with federal or state laws, provided that such announcement is simultaneously delivered to the other parties hereto.

                                    ARTICLE V
                                     CLOSING

      5.1 DELIVERIES BY THE COMPANY AND THE STOCKHOLDERS. At the Closing, the Company and the Stockholders shall deliver the following:

            (a) COPIES OF RESOLUTIONS. The Company shall furnish THINK with certified copies of resolutions duly adopted by the board of directors of the Company and the Stockholders authorizing the execution, delivery and performance of the terms of this Agreement and all other necessary or proper corporate action to enable the Company to comply with the terms of this Agreement.

            (b) CERTIFICATES OF GOOD STANDING. The Company shall furnish THINK with a certified copy of a certificate of good standing of the Company dated not more than five (5) business days prior to the Closing Date from the State of Georgia.

            (c) OPINION OF THE COMPANY'S AND STOCKHOLDERS' COUNSEL. The Company shall have furnished THINK with an opinion of Morris, Manning & Martin, L.L.P., counsel to the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 5.1(c).

            (d) ACCURACY OF REPRESENTATIONS AND WARRANTIES: PERFORMANCE OF COVENANTS. The Company and each of the Stockholders shall deliver to THINK certificates, dated the Closing Date, and signed by an executive officer of the Company (with respect to the Company) and by each of the Stockholders individually, representing and affirming that: (i) each of the representations and warranties of the Company and each of the Stockholders set forth in this Agreement is true, correct and complete in all material respects at and as of the Closing Date, and (ii) the Company and the Stockholders have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Company and each of the Stockholders at or prior to the Closing Date (except, with respect to the certificates of the Non-Management Stockholders, such certificates shall be limited to representations and warranties of the Non-Management Stockholders and the


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performance and compliance of such Non-Management Stockholders, and shall not be construed to include certification as to representations and warranties of the Management Stockholders or the Company). The Company shall also deliver a certificate signed by the Secretary of the Company with respect to the authority and incumbency of the officers of the Company executing this Agreement and any documents required to be executed or delivered in connection therewith.

            (e) DELIVERY OF STOCK CERTIFICATES. The Stockholders shall deliver to THINK certificates representing all of the issued and outstanding capital stock of the Company, which certificates shall be properly endorsed in blank or shall be accompanied by a properly executed stock power. On the day immediately following the Closing Date, the Company shall also deliver to THINK the certificates representing all of the issued and outstanding capital stock of the Company held by the Subsequent Stockholders, which certificates shall be properly endorsed in blank or shall be accompanied by a properly executed stock power.

            (f) CONSENTS AND WAIVERS. The Company shall provide evidence that any and all necessary consents, authorizations, orders or approvals described in Subsection 3.1(o) above have been obtained, except as the same shall have been waived by THINK.

            (g) EMPLOYMENT AGREEMENTS OF MANAGEMENT STOCKHOLDERS. Each of the Management Stockholders shall enter into an employment agreement substantially in the form attached hereto as Exhibit 5. l(g), dated as of the Closing Date, having an initial term of three (3) years and providing for each such Stockholder's employment with THINK, an annual base salary of $80,000 and such terms as to bonus, benefits, termination and severance as afforded other employees of THINK serving in similar or like capacity as the Management Stockholders. Such agreement shall contain a non-compete provision having a term of one (1) year following termination of employment.

            (h) DELIVERY OF DOCUMENTS AND OTHER INFORMATION. The Company shall deliver to THINK all of the agreements, contracts, documents and other instruments required to be delivered at the Closing pursuant to the provisions of this Agreement.

      5.2 DELIVERIES BY THINK. At the Closing, THINK shall deliver the following:

            (a) COPIES OF RESOLUTIONS. THINK shall furnish the Company with certified copies of resolutions duly adopted by the board of directors of THINK authorizing the execution, delivery and performance of the terms of this Agreement (including the execution, delivery and performance of the Employment Agreements referred to in Section 5.1(g) and the issuance of THINK Stock referred to in Section 1.2) and all other necessary or proper corporate action to enable THINK to comply with the terms of this Agreement.

            (b) CERTIFICATES OF GOOD STANDING. THINK shall furnish the Company with certified copies of certificates of good standing of THINK dated not more than five (5) business days prior to the Closing Date from the State of Delaware and each other jurisdiction in which THINK is qualified to do business.



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            (c) OPINION OF THINK'S COUNSEL.  THINK shall furnish to the Company, at the Closing, with an opinion of Kirkpatrick & Lockhart LLP, counsel to THINK, dated as of the Closing Date, substantially in the form attached hereto as
Exhibit 5.2(c).

            (d) DELIVERY OF OFFICERS' CERTIFICATES. THINK shall deliver to the Company and the Stockholders certificates, dated the Closing Date and signed by an executive officer of THINK, affirming that: (i) each of the representations and warranties of THINK is true, correct and complete in all material respects; and (ii) THINK has performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed by THINK at or prior to the Closing Date. THINK shall also deliver a certificate signed by the Secretary of THINK with respect to the authority and incumbency of the officers of THINK executing this Agreement and any documents required to be executed or delivered in connection therewith.

            (e) STOCK CERTIFICATES. Within five (5) business days of the Closing Date, THINK shall issue and deliver to the Stockholders and Subsequent
Stockholders certificates representing the shares of THINK Stock issuable pursuant hereto, which certificates shall be in the respective names of the Stockholders and Subsequent Stockholders.

            (f) CASH PAYMENT. THINK shall pay the cash amount of the Purchase Price payable pursuant to Section 1.2(a) hereof to the Stockholders as set forth in Schedule 1.2(a).

            (g) EMPLOYMENT AGREEMENTS WITH STOCKHOLDERS. THINK shall enter into an employment agreement with each of the Management Stockholders as set forth in Subsection 5.1(g), dated as of the Closing Date, having the initial term set forth herein and providing for each such Management Stockholder's employment with THINK, in the form attached as Exhibit 5.1(g) hereto.

                                   ARTICLE VI
                           INDEMNIFICATION AND CLAIMS

      6.1 INDEMNIFICATION BY THE MANAGEMENT STOCKHOLDERS.

            (a) Subject to Sections 6.1(b), 6.1(c) and 6.6 hereof, the Management Stockholders hereby agree, jointly and severally, except as otherwise specifically provided throughout this Agreement with respect to representations and warranties made severally and not jointly by each Management Stockholder as to which each such Management Stockholder hereby severally and not jointly agrees, to indemnify and hold harmless THINK against and in respect of all damages, claims, losses and expenses (including, without limitation, reasonable attorneys' fees and disbursements) reasonably incurred by THINK (all such amounts may hereinafter be referred to as the "Damages") arising out of: (i) any misrepresentation or breach of any representation or warranty made by the Company or the Management Stockholders pursuant to the provisions of this Agreement or in any statement, certificate or other document furnished by the Company or the Management Stockholders pursuant to this Agreement; and (ii) the nonperformance or breach of any covenant, agreement or obligation of the Company


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or the Management  Stockholders  contained in this Agreement  which has not been waived by THINK in writing. The Management Stockholders shall have no right to seek contribution from the Company in the event that they are required to make any payments hereunder.

            (b) Subject to Section 3.4 hereof, the Management Stockholders shall be obligated to indemnify THINK pursuant to this Section 6.1 with respect to claims for Damages as to which THINK shall have given written notice to the
Management  Stockholders  on or before  the close of  business  on the  sixtieth
(60th) day following the first anniversary of the Closing Date; PROVIDED, HOWEVER, that with respect to the representations and warranties made in Section 3.1(i) relating to the software developed or in development by the Company or the Stockholders, such indemnification obligation shall extend to claims for Damages as to which THINK shall have given written notice to the Management
Stockholders on or before the close of business on the sixtieth (60th) day following the second anniversary of the Closing Date. The Management Stockholders shall be obligated to indemnify THINK with respect to claims for Damages arising out of any misrepresentation or breach of warranty made by the Company or the Management Stockholders relating to Subsection 3.1(s) as to which THINK shall have given notice on or before the close of business on the sixtieth
(60) day following the later of: (i) the expiration date of the statute of limitations applicable to any indemnified federal, state, foreign or local tax liability; or (ii) the final determination of any such tax liability, including the final administrative and/or judicial determination thereof.

            (c) Notwithstanding the indemnification provided pursuant to Subsection 6.1(a) and 6.1(b) above, no amount shall be payable by the Management Stockholders in indemnification hereunder or under any other provision of this Agreement unless the aggregate amount of such Damages in respect of which the Company or the Management Stockholders would be liable, but for operation and application of the provisions of this Section 6.1(c), exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) and then only to the extent of such excess. Each such Management Stockholder shall be liable for his pro rata portion of any claim based upon that portion of the total Purchase Price he is entitled to receive pursuant hereto.

            (d) In any case where the Management Stockholders have indemnified THINK for any Damages and THINK recovers from a third party all or any part of the amount so indemnified by the Management Stockholders, THINK shall promptly reimburse to the Management Stockholders the amount so recovered.

      6.2   INDEMNIFICATION BY THE NON-MANAGEMENT STOCKHOLDERS.

            (a)  Subject  to  Sections  6.2(b),   6.2(c)  and  6.6  hereof,  the
Non-Management Stockholders hereby agree, severally and not jointly, to indemnify and hold harmless THINK against and in respect of all Damages arising out of: (i) any misrepresentation or breach of any representation or warranty made by the Non-Management Stockholders pursuant to the provisions of this Agreement or in any statement, certificate or other document furnished by the Non-Management Stockholders pursuant to this Agreement; and (ii) the non-performance or breach of any covenant, agreement or obligation of the Non-Management Stockholders contained in this Agreement which has not been waived by THINK in writing. The Non-Management Stockholders shall have no right to seek contribution from the Company in the event they are required to make any payments hereunder.



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            (b) Subject to Section 3.4 hereof, the  Non-Management  Stockholders shall be obligated to indemnify THINK pursuant to this Section 6.2 with respect to claims for Damages as to which THINK shall have given written notice to the Non-Management Stockholders on or before the close of business on the 60th day following the first anniversary of the Closing Date.

            (c) Notwithstanding the indemnification provided pursuant to Subsection 6.2(a) and 6.2(b) above, no amount shall be payable by the Non-Management Stockholders in indemnification hereunder or under any other provision of this Agreement unless the aggregate amount of such Damages in respect of which the Non-Management Stockholders would be liable, but for operation and application of the provisions of this Section 6.2(c) exceeds on a cumulative basis $50,000 and then only to the extent of such excess. Each Non-Management Stockholder shall be liable for his pro rata portion of any claim based upon that portion of the total Purchase Price he is entitled to receive pursuant hereto.

      6.3 CLAIMS AGAINST THINK. With respect to claims or demands by third parties, whenever THINK shall have received notice that such a claim or demand has been asserted or threatened which, if valid, would be subject to indemnification under Section 6.1 or Section 6.2 hereof, THINK shall as soon as reasonably possible and in any event within thirty (30) days of receipt of such notice, notify the Management Stockholders or the Non-Management Stockholders, as applicable, of such claim or demand and of all relevant facts within its knowledge which relate thereto. The Management Stockholders or the Non-Management Stockholders, as applicable, shall then have the right at their own expense to undertake the defense of any such claims or demands utilizing counsel selected by the Management Stockholders or the Non-Management Stockholders, as applicable, and approved by THINK, which approval shall not be unreasonably withheld. In the event that the Management Stockholders or the Non-Management Stockholders, as applicable, should fail to give notice of the intention to undertake the defense of any such claim or demand within sixty (60) days after receiving notice that it has been asserted or threatened, THINK shall have the right to defend, satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to the Management Stockholders or the Non-Management Stockholders, as applicable.

      6.4   INDEMNIFICATION BY THINK.

            (a) Subject to Sections 6.4(b) and 6.6 hereof, THINK hereby agrees to indemnify and hold harmless the Company, the Stockholders and the Subsequent Stockholders against and in respect of all damages, claims, losses and expenses (including without limitation, reasonable attorneys' fees and disbursements) reasonably incurred by the Stockholders or the Subsequent Stockholders with respect thereto (all such amounts may hereinafter be referred to as "Stockholder Damages") arising out of: (i) any misrepresentation or breach of any representation or warranty made by THINK pursuant to the provisions of this Agreement or in any statement, certificate or other document furnished by THINK pursuant to this Agreement; and (ii) the nonperformance or breach of any covenant, agreement or obligation of THINK which has not been waived by the Stockholders and the Subsequent Stockholders unanimously in writing; provided,


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however, that THINK's indemnification obligations to the Subsequent Stockholders shall be limited to Stockholder Damages arising out of the provisions of this Agreement to which the Subsequent Stockholders are third-party beneficiaries as set forth in Section 7.4 hereof.

            (b) Subject to Section 3.4 hereof, THINK shall be obligated to indemnify the Stockholders pursuant to this Section 6.4 only with respect to claims for Stockholder Damages as to which the Stockholders or the Subsequent Stockholders shall have given written notice to THINK on or before the close of business on the sixtieth (60th) day following the first anniversary of the Closing Date.

            (c) Notwithstanding the indemnification provided pursuant to Subsection 6.4(a) above, no amount shall be payable by THINK in indemnification hereunder or under any other provision of this Agreement unless the aggregate amount of Stockholder Damages in respect of which THINK would be liable, but for operation and application of the provisions of this subsection, exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) and then only to the extent of such excess.

            (d) In any case where the Non-Management Stockholders have indemnified THINK for any Damages and THINK recovers from a third party all or any part of the amount so indemnified by the Non-Management Stockholders, THINK shall promptly reimburse to the Non-Management Stockholders the amount so recovered.

            (e) In any case where THINK has indemnified the Stockholders or the Subsequent Stockholders, as the case may be, for any Stockholder Damages and the Stockholders or the Subsequent Stockholders, as the case may be, recover from a third party all or any part of the amount so indemnified by THINK, the Stockholders or the Subsequent Stockholders, as the case may be, shall promptly reimburse to THINK the amount so recovered.

      6.5 CLAIMS AGAINST THE STOCKHOLDERS. With respect to claims or demands by third parties, whenever the Stockholders or Subsequent Stockholders, as the case may be, shall have received notice that such a claim or demand has been asserted or threatened, which, if valid, would be subject to indemnification under
Section 6.5 hereof, the Stockholders or Subsequent Stockholders, as the case may be, shall as soon as reasonably possible and in any event within thirty (30) days of receipt of such notice, notify THINK of such claim or demand and of all relevant facts within its knowledge which relate thereto. THINK shall have the right at their own expense to undertake the defense of any such claim or demand utilizing counsel selected by THINK and approved by the Stockholders or Subsequent Stockholders, as the case may be. In the event that THINK should fail to give notice of its intention to undertake the defense of any such claim or demand within sixty (60) days after receiving notice that it has been asserted or threatened, the Stockholders or Subsequent Stockholders, as the case may be, shall have the right to defend, satisfy and discharge the same by payment, compromise or otherwise and shall give written notice of any such payment, compromise or settlement to THINK.

      6.6 LIMITATION OF LIABILITY. THINK, the Company and the Stockholders agree that (a) the liability of the Stockholders in the aggregate under this Agreement shall be limited to the Purchase Price actually received, and (b) the liability of THINK under this Agreement shall be limited to the Purchase Price actually paid.



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                                   ARTICLE VII
                                  MISCELLANEOUS

      7.1 FEES AND EXPENSES. Reasonable costs and expenses of the Stockholders and the Company incident to negotiation, execution, delivery and performance of the terms of this Agreement and the consummation of the transactions contemplated hereby shall be paid by THINK at the Closing, and THINK shall pay its own expenses incident to the negotiation, execution, delivery and performance of the terms of this Agreement and the consummation of the transactions contemplated hereby.

      7.2 MODIFICATION, AMENDMENTS AND WAIVER. The parties hereto may amend, modify or otherwise waive any provision of this Agreement by unanimous consent, provided that such consent and any amendment, modification or waiver is in writing and is signed by each of the parties hereto.

      7.3 ASSIGNMENT. None of the parties hereto shall have the authority to assign its respective rights or obligations under this Agreement without the prior written consent of a majority of the Management Stockholders, except that THINK may assign all or any portion of its respective rights hereunder without the prior written consent of the Company or the Stockholders in the event of a combination, consolidation or merger of THINK with or into, the transfer by THINK of all or substantially all of its assets to, or the formation by THINK of a partnership or joint venture with, another corporation or other entity, or the consummation of another kind of corporate combination, provided that, the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture, assumes this Agreement and all obligations and undertakings of THINK to the Stockholders hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term "THINK," as used in this Agreement, shall mean such corporation, partnership or joint venture, or other entity, and this Agreement shall continue in full force and effect and shall entitle the Stockholders and their respective heirs, beneficiaries and representatives to exactly the same rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred. The surviving company following the change in control shall expressly assume in writing THINK's obligations under this Agreement, and the Company and the Stockholders shall execute such documents as are necessary in order to effectuate such assignments.

      7.4 BURDEN AND BENEFIT. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the parties and their respective successors and assigns. The provisions of Sections 3.3, 4.1(d), 6.4, 6.5, and 6.6 shall expressly benefit the Subsequent Stockholders as third-party beneficiaries thereof, to the same extent as if such Subsequent Stockholders had been signatories to this Agreement. In the event of a default by the Company or the Stockholders of any of their respective obligations hereunder, the sole and exclusive recourse and remedy of THINK shall be against


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the Company and the  Stockholders,  as the case may be, and any of the Company's or the Stockholder's assets; under no circumstances shall any officer or director of the Company be liable in law or equity for any obligations of the Company or the Stockholders hereunder. In the event of a default by THINK of any of its obligations hereunder, the sole and exclusive recourse and remedy of the Stockholders and the Company shall be against THINK and its assets; under no circumstances shall any officer, director, stockholder or affiliate of THINK be liable in law or equity for any obligations of THINK hereunder.

      7.5 BROKERS. The Company and the Stockholders represent and warrant to THINK that there are no brokers or finders entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of the Company or the Stockholders or any other person in connection with this Agreement or any of the transactions contemplated hereby. THINK represents and warrants to the Company and the Stockholders that no other broker or finder is entitled to any brokerage or finder's fee or other commission or fee based upon arrangements made by or on behalf of THINK in connection with this Agreement or any of the transactions contemplated hereby, other than fees or commissions for which THINK shall be solely responsible.

      7.6 ENTIRE AGREEMENT. This Agreement and the schedules, exhibits, lists and other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto, whether written or oral.

      7.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

      7.8 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto shall be in writing and delivered personally, by facsimile transmission, or sent by commercial expedited delivery service or registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

                  If to the Company
                  or the Stockholders:    Interweb, Inc.
                                          1450 West Peachtree Street, N.W.
                                          Atlanta, Georgia, 30309
                                          Attn:  William P.H. duPont
                                          Facsimile: (404) 817-7738

                   with a copy to:        Morris, Manning & Martin, L.L.P.
                                          1600 Atlanta Financial Center
                                          3343 Peachtree Road, NE
                                          Atlanta, Georgia 30326
                                          Attn: Rosemarie A. Thurston, Esq.
                                          Facsimile: (404) 233-7000



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                  If to THINK:            THINK New Ideas, Inc.
                                          45 West 36th Street
                                          12th Floor
                                          New York, New York 10018
                                          Attn: Ronald E. Bloom
                                          Facsimile: (212) 629-6850

                   with a copy to:        Kirkpatrick & Lockhart LLP
                                          1800 Massachusetts Avenue, 4th Floor
                                          Washington, D.C. 20036
                                          Attn: Victoria A. Baylin, Esq.
                                          Facsimile: (202) 778-9100

or to such other persons or addresses as may be designated in writing by the party to receive such notice. If sent as aforesaid, the date any such notice shall be deemed to have been delivered on the date of transmission of a facsimile, the day after delivery to a commercial overnight delivery service, or five days after delivery into a United States Postal facility.

      7.9 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

      7.10 RIGHTS CUMULATIVE. All rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by law. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with any of the terms or provisions hereof.

      7.11 SEVERABILITY OF PROVISIONS. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

      7.12 HEADINGS. The headings set forth in the articles and sections of this Agreement and in the exhibits and the schedules to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

      7.13 KNOWLEDGE STANDARD. When used in this Agreement, the phrase "to the best knowledge of, " "knowledge of, " "known to" or similar phrases shall mean the actual knowledge of: (i) with respect to THINK, the officers and directors of THINK; (ii) with respect to the Company, the officers and directors of the Company; (iii) with respect to the Management Stockholders, the individuals listed on Schedule A hereto; and (iv) with respect to the Non-Management Stockholders, the individuals listed on Schedule B hereto.

                                                                  EXECUTION COPY

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date and year first above written.

ATTEST:                                 THINK NEW IDEAS, INC.

By: ______________________________      By: /s/ Ronald E. Bloom
                                            ---------------------------------
   Name: _________________________          Ronald E. Bloom, President
   Title:_________________________

ATTEST:                                 INTERWEB, INC.

By: /s/ Daniel D. Davenport             By: /s/ William P. H. DuPont
   -------------------------------          ---------------------------------
   Name:   Daniel D. Davenport              Name:   William P. H. DuPont
   Title:  Secretary                        Title:  President

WITNESS:                                THE STOCKHOLDERS:

  signed                                /s/ W. Nicholas Owen
----------------------------------      -------------------------------------
                                        W. Nicholas Owen

WITNESS:

  signed                                /s/ William P.H. duPont
----------------------------------      -------------------------------------
                                        William P.H. duPont

WITNESS:

  signed                                /s/ Daniel D. Davenport, III
----------------------------------      -------------------------------------
                                        Daniel D. Davenport, III

WITNESS:

  signed                                /s/ Paul S. Goggin
----------------------------------      -------------------------------------
                                        Paul S. Goggin

WITNESS:

  signed                                /s/ Gibson W. Fenning
----------------------------------      -------------------------------------
                                        Gibson W. Fenning

WITNESS:

  signed                                /s/ Brooks W. Binder III
----------------------------------      -------------------------------------
                                        Brooks W. Binder III

                                                                  EXECUTION COPY

WITNESS:

  signed                                /s/ Nicole Perry Gorman
----------------------------------      -------------------------------------
                                        Nicole Perry Gorman

WITNESS:


  signed                                /s/ William Hulbert duPont
----------------------------------      -------------------------------------
                                        William Hulbert duPont

                                                                  EXECUTION COPY

                                     SCHEDULE A

                             MANAGEMENT STOCKHOLDERS


                                                        Percentage Ownership
Stockholder                      No. of Shares           as of Closing Date
-----------                      -------------           ------------------

William P.H. duPont                  15,500                    14.14%

Daniel D. Davenport                  28,872                    26.33%

W. Nicholas Owen                     21,978                    20.04%

Paul S. Goggin                       23,650                    21.57%

Gibson W. Fenning                     4,386                     4.00%
                                     ------                    -----


TOTAL                                94,386                    86.08%

                                                                  EXECUTION COPY

                                     SCHEDULE B

                           NON-MANAGEMENT STOCKHOLDERS


                                                        Percentage Ownership
Stockholder                      No. of Shares           as of Closing Date
-----------                      -------------           ------------------

Brooks W. Binder                     5,263                      4.80%

Nicole P. Gorman                     5,000                      4.56%

William Hulbert duPont               5,000                      4.56%
                                     -----                     -----


TOTAL                                15,263                    13.92%

                                                                  EXECUTION COPY

                                     SCHEDULE C

       OUTSTANDING OPTIONS GRANTED UNDER INTERWEB, INC. STOCK INCENTIVE PLAN


                    Date of                    Number of
     Optionee         Grant    Type of Option    Shares     Exercise Price
     --------         -----    --------------    ------     --------------

Keith Calleja       12/31/97   Incentive          25            $44.65

Alexandra Huffman   12/31/97   Incentive           9            $44.65

Susanne Kelly       12/31/97   Incentive          44            $44.65

Scott Laird         12/31/97   Incentive          74            $44.65

Malcolm Lewis       12/31/97   Incentive          64            $44.65

Kristen Stripling   12/31/97   Incentive          22            $44.65

Halane Hughes       12/31/97   Incentive          53            $44.65

Bob Klingler        12/31/97   Incentive          39            $44.65

Allison Knapik      12/31/97   Incentive          24            $44.65

Viki Leibowitz      12/31/97   Incentive          48            $44.65

Kelley Logan        12/31/97   Incentive          60            $44.65

Jill McCarthy       12/31/97   Incentive          57            $44.65

Sally Scott         12/31/97   Incentive          26            $44.65

Tillman Douglas     12/31/97   Incentive          49            $44.65

Savannah Farlow     12/31/97   Incentive          45            $44.65

Jeff Allen          12/31/97   Incentive          67            $44.65

Paul C. Clark       12/31/97   Incentive          21            $44.65

Brian Dame          12/31/97   Incentive          59            $44.65

Ann Genova          12/31/97   Incentive          64            $44.65

Matt Hanes          12/31/97   Incentive         139            $44.65

                                                                  EXECUTION COPY


Alex Hurtt          12/31/97   Incentive          15            $44.65

Mark Moffit         12/31/97   Incentive          43            $44.65

Greg Haygood        12/31/97   Incentive          67            $44.65

Rolf Hunt           12/31/97   Incentive          96            $44.65

Mike Mitchell       12/31/97   Incentive         477            $44.65

David Scruggs       12/31/97   Incentive          44            $44.65

Eric Shoemaker      12/31/97   Incentive         477            $44.65

Stuart Glasure      12/31/97   Incentive          20            $44.65

James Sanford       12/31/97   Incentive          75            $44.65

Daniel Davenport    12/31/97   Incentive         448            $44.65

William duPont      12/31/97   Incentive         448            $44.65

Gibson Fenning      12/31/97   Incentive         239            $44.65

Paul Goggin         12/31/97   Incentive         448            $44.65

W. Nicholas Owen    12/31/97   Incentive         896            $44.65

Charles Finnie      12/31/97   Nonqualified      200            $44.65
                                              -------------

TOTAL                                          4,982